AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

Amendment, dated as of September 30, 2016, by and among Atlantic Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware (“Atlantic”), Green Century Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and Green Century Capital Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (“GCCM”).

W I T N E S S E T H :

WHEREAS, effective as of September 23, 2015, Atlantic, GCCM and the Trust entered into a Transfer Agency Services Agreement (the “Agreement”);

WHEREAS, each of Atlantic, GCCM and the Trust desires that an additional Fund (as defined in the Agreement) be made subject to the Agreement;

WHEREAS, pursuant to Section 14(a) of the Agreement, each of Atlantic, GCCM and the Trust desires that the Agreement be amended in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Section 2. Amendment of Appendix A. Appendix A to the Agreement is amended and restated to read in its entirety as set forth in the Appendix A attached hereto

Section 3. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment shall be effective as of the date first above written.

Section 4. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment, the Agreement is hereby ratified, adopted, approved and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name: Christopher Koons
Title: Senior Vice President

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Name: Kristina Curtis
Title: President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Kristina Curtis
Name: Kristina Curtis
Title: Treasurer

APPENDIX A: FUNDS OF THE TRUST

Fund Name	Class Name	CUSIP	Symbol
Green Century Equity Fund	Individual Investor	392768305	GCEQX

Green Century Balanced Fund	Individual Investor	392768107	GCBLX

Green Century MSCI International Index Fund	Individual Investor Institutional	392768404 392768503	GCINX GCIFX